Exhibit 99.1

Christopher Begley Appointed Board Chair of DeVry Education Group

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--November 21, 2014--DeVry Education Group (NYSE:DV), a global provider of educational services, today announced that Christopher Begley has been appointed board chair of the organization, effective immediately. He succeeds Dr. Connie Curran, who passed away Nov. 10, 2014.

“I am honored to succeed Dr. Curran as board chair of DeVry Group,” Begley said. “I look forward to working with my fellow board members and DeVry Group’s leadership to help meet the global need for high-quality, career-oriented education.”

Begley has served on DeVry Group’s board of directors since 2011. He founded Hospira Inc., serving as its CEO from 2004 until 2011 and as its executive chairman from 2007 to 2012. He currently serves on the boards of Zimmer Holdings Inc. and Hangar Inc., and was previously chairman of the board of the Hillshire Brands Company. Begley previously served as a director on the Sara Lee Corporation board.

“Chris brings substantial experience as a senior executive in the healthcare industry, and also as a leader in the boardroom,” said Daniel Hamburger, president and CEO of DeVry Group. “We welcome his leadership of the DeVry Group board.”

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting and finance. For more information, please visit www.devryeducationgroup.com.

CONTACT:
DeVry Education Group
Joan Walter
630-353-3800
jwalter@devrygroup.com